As filed with the Securities and Exchange Commission on June 18, 2009
Registration No. 333-[__________]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF
1933

Akorn, Inc.
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation or organization)	72-0717400 (I.R.S. Employer Identification Number)

1925 W. Field Court, Suite 300, Lake Forest, Illinois 60045
(847) 279-6100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph Bonaccorsi, Esq.
Senior Vice President, General Counsel and Secretary
Akorn, Inc.
1925 W. Field Court, Suite 300
Lake Forest, Illinois 60045
(847) 279-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Kurt L. Kicklighter, Esq.
Luce, Forward, Hamilton & Scripps LLP
600 West Broadway, Suite 2600
San Diego, California 92101
619.699.2526

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of each class of	Amount To Be	Maximum Offering	Maximum Aggregate	Amount Of
securities to be registered	Registered	Price Per Unit	Offering Price	Registration Fee
Common Stock	1,888,530 (1)	$0.98525 (2)	$1,860,674.18	$103.83

(1)	Includes 999,641 shares of common stock issuable upon exercise of outstanding warrants.

(2)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c), based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market for June 11, 2009, which date is within five business days prior to the initial filing date of this Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus dated June 18, 2009, subject to completion
PROSPECTUS

The information contained in this prospectus is not complete and may be changed. The selling security holders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

1,888,530 Shares
Akorn, Inc.
Common Stock
          This prospectus relates to the resale of 1,888,530 shares of our common stock by the selling security holders identified in this prospectus in the section below entitled “SELLING SECURITY HOLDERS”. Those shares are owned by the selling security holders or reserved for issuance upon the exercise of outstanding warrants. The selling security holders may sell those shares in public or private transactions, at prevailing market prices, or at privately negotiated prices. They may sell the shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders. We will not receive any of the proceeds from the sale of the shares by the selling security holders. The selling security holders will receive all the proceeds and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We (Akorn, Inc.) will, in the ordinary course of business, receive proceeds from the issuance of shares upon exercise of the warrants described in this prospectus, unless such warrants are exercised on a cashless basis. We will pay the expenses of registration of the sale of the shares. It is not possible at the present time to determine the price to the public in any sale of the shares by the selling security holder, and each selling security holder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds to the selling security holders will be determined at the time of each such sale by a selling security holder. The resale of the shares of our common stock described in this prospectus was originally registered on our registration statement on Form S-3, Registration No. 333-133307, filed with the SEC on April 14, 2006, effective on April 28, 2006.
          Our common stock is traded on the Nasdaq Global Market under the symbol “AKRX.” On June 11, 2009, the last reported sales price of our common stock was $0.99 per share.
          Our principal executive offices are located at 1925 W. Field Court, Suite 300, Lake Forest, Illinois 60045. Our telephone number is (847) 279-6100.

Investing in our common stock involves risks.
See “Risk Factors” beginning on page 3.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 18, 2009

(i)

ABOUT THIS PROSPECTUS
          You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with different information. The selling security holders are not offering to sell or seeking offers to buy shares of our common stock in jurisdictions where offers and sales are prohibited. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.
          References in this prospectus to “Akorn,” “us,” “we,” “our,” or the “Company” refer to Akorn, Inc. and its subsidiary, Akorn (New Jersey), Inc., as the context requires. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement and the documents incorporated by reference in this prospectus, unless the context otherwise requires.
FORWARD-LOOKING STATEMENTS AND FACTORS AFFECTING FUTURE RESULTS
          Certain statements in this prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. When used in this prospectus, the words “anticipate,” “believe,” “could,” “should,” “propose,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar expressions are generally intended to identify forward-looking statements. Any forward-looking statements, including statements regarding our intent, belief or expectations are not guarantees of future performance. These statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to:
•	The factors described in this prospectus under the heading “Risk Factors” beginning on page 3;

•	Our ability to continue to comply with all of the requirements of the U.S. Food and Drug Administration (“FDA”), including current Good Manufacturing Practices (“cGMP”) regulations;

•	Our ability to obtain regulatory approvals for products manufactured in our new lyophilization facility;

•	Our ability to avoid defaults under debt covenants;

•	Our ability to generate cash from operations sufficient to meet our working capital requirements;

•	Our ability to obtain additional funding or financing to operate and grow our business;

•	The effects of federal, state and other governmental regulation on our business;

•	Our success in developing, manufacturing, acquiring and marketing new products;

•	Our success in gaining additional market share for our Tetanus-Diphtheria (“Td”) vaccine purchased by hospitals and physicians through our key wholesalers, distributors and direct sales channels;

•	Our ability to make timely payments to our Td vaccine supplier;

•	The success of our strategic partnerships for the development and marketing of new products;

•	Our ability to bring new products to market and the effects of sales of such products on our financial results;

•	The effects of competition from generic pharmaceuticals and from other pharmaceutical companies;

•	Our ability to successfully transition to a new senior management team and to find a non-interim CEO;

•	Availability of raw materials needed to produce our products; and

•	Other factors referred to in this prospectus and our other Securities and Exchange Commission (“SEC”) filings.
          You should read this prospectus completely with the understanding that our actual results may differ materially from what we expect. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY
          This summary does not contain all of the information you should consider before buying shares in this offering. You should read this entire prospectus carefully, including “Risk Factors,” any prospectus supplement and the documents incorporated by reference in this prospectus before making an investment decision.
Company Overview
          We manufacture and market diagnostic and therapeutic pharmaceuticals in specialty areas such as ophthalmology, rheumatology, anesthesia and antidotes, among others. In addition, we market and distribute vaccines purchased from outside sources. Our customers include physicians, optometrists, hospitals, wholesalers, group purchasing organizations and other pharmaceutical companies. We are a Louisiana corporation founded in 1971 in Abita Springs, Louisiana. In 1997, we relocated our headquarters and certain operations to Illinois. We have a wholly owned subsidiary named Akorn (New Jersey), Inc., which operates in Somerset, New Jersey and is involved in manufacturing, product development, and administrative activities related to our ophthalmic and hospital drugs & injectables segments. We classify our operations into four identifiable business segments, ophthalmic, hospital drugs & injectables, biologics & vaccines and contract services. These four segments are described in greater detail below.
          Ophthalmic Segment. We market a line of diagnostic and therapeutic ophthalmic pharmaceutical products. Diagnostic products, primarily used in the office setting, include mydriatics and cycloplegics, anesthetics, topical stains, gonioscopic solutions, angiography dyes and others. Therapeutic products, sold primarily to wholesalers and other national account customers, include antibiotics, anti-infectives, steroids, steroid combinations, glaucoma medications, decongestants/antihistamines and anti-edema medications. Non-pharmaceutical products include various artificial tear solutions, preservative-free lubricating ointments, eyelid cleansers, vitamin supplements and contact lens accessories.
          Hospital Drugs & Injectables Segment. We market a line of specialty injectable pharmaceutical products, including antidotes, anesthesia, and products used in the treatment of rheumatoid arthritis and pain management. These products are marketed to hospitals through wholesalers and other national account customers as well as directly to medical specialists.
          Biologics & Vaccines Segment. We market adult Td vaccines. We also expanded into flu vaccine in 2008. We expect to add other vaccines produced by third party biologics manufacturers in the future. These vaccines are marketed directly to hospitals and physicians as well as through wholesalers and national distributors.
          Contract Services Segment. We manufacture products for third party pharmaceutical and biotechnology customers based on their specifications.
Offering Overview

Issuer	Akorn, Inc.

Address and Phone Number	1925 W. Field Court, Suite 300, Lake Forest, Illinois 60045 (847) 279-6100

Nasdaq Global Market Trading Symbol	AKRX

Website	www.akorn.com (information found on our website is not part of this prospectus)

Securities Offered	Up to 1,888,530 (1) shares of our common stock, no par value by the selling security holders.

Use of Proceeds	We will not receive any proceeds from the sale of shares of our common stock covered by this prospectus. We will receive proceeds from the exercise of the warrants described in this prospectus except in the case of any cashless exercise.

Risk Factors	In analyzing an investment in our common stock offered by this prospectus, you should carefully consider the information set forth under “Risk Factors.”

(1)	Includes 999,641 shares of common stock issuable upon exercise of outstanding warrants. The number of shares of common stock is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar events. Therefore, pursuant to Rule 416, we are also registering such indeterminate number of shares as may be issuable in connection with such events. The holders of the securities registered hereunder have direct registration rights for this offering.
We have reserved for issuance the shares of our common stock identified in this prospectus. Each of the above securities being offered by the selling security holders were “restricted securities” under the Securities Act of 1933, (“Securities Act,”) prior to this registration and the registration on our registration statement on Form S-3, Registration No. 333-133307, filed with the SEC on April 14, 2006. The selling security holders will determine if and when it will sell their shares and if they will sell their shares at the current market price or at prices negotiated at the time of the sale.

RISK FACTORS
You should carefully consider the following risk factors and all other information contained in this prospectus and the documents incorporated by reference in this prospectus before investing. Investing in our common stock involves a high degree of risk. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may impair our business. If any of the events described in the following risks occur, our business, results of operations and financial condition could be materially adversely affected. In addition, the trading price of our common stock could decline, or in all events not rise, due to any of the events described in these risks, and you may lose all or part of your investment.
          We have experienced recent operating losses, working capital deficiencies and negative cash flows from operations, and these losses and deficiencies may continue in the future.
          Our recent operating losses may continue in the future and there can be no assurance that our financial outlook will improve. For the years ended December 31, 2008, 2007 and 2006, our operating losses were $7,183,000, $19,815,000 and $4,905,000, respectively. We generated a positive cash flow from operations in 2006 of $2,509,000, however, we generated negative cash flows of $5,420,000 and $24,891,000 in 2008 and 2007, respectively. If our results of operations do not improve we would have to implement a restructuring plan in order to preserve our cash flow and continue business operations.
          There is substantial doubt as to our ability to continue as a going concern.
          As a result of our lack of liquidity, limited capital resources, continued losses and accumulated debt, we have concluded that there is substantial doubt as to our ability to continue as a going concern, and our independent registered public accounting firm has included in their report on our 2008 consolidated financial statements which is included in our annual report on Form 10-K filed with the SEC on March 30, 2009, an explanatory paragraph describing certain conditions that have given rise to this uncertainty. These factors may make it more difficult for us to obtain additional funding to meet our obligations. Our ability to continue as a going concern is dependent upon our ability to generate or obtain sufficient cash to meet our obligations on a timely basis. Our losses from 2001 until December 31, 2008, have totaled $85,128,000. Based on our operating plan, our existing working capital is not sufficient to meet the cash requirements to fund our planned operating expenses, capital expenditures, and working capital requirements through December 31, 2009 without additional sources of cash or the deferral, reduction or elimination of significant planned expenditures. Currently, we have no commitments to obtain additional capital, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. See also “Risks relating to our Credit Agreement” and “Inadequate liquidity could materially adversely affect our business operations in the future”.
          Risks relating to our Credit Agreement
          Our lender has restricted our ability to draw on our Credit Agreement. We are party to a Credit Agreement (“Credit Agreement”), initially with General Electric Capital Corporation as agent for the lenders from time to time party to the Credit Agreement and for itself as a lender, which was assigned to EJ Funds LP (“EJ Funds”) on March 31, 2009, and modified by the Modification, Warrant and Investor Rights Agreement dated April 13, 2009, between us and EJ Funds (“Modification Agreement”). Pursuant to the Credit Agreement as modified by the Modification Agreement, among other things, EJ Funds agreed to extend loans to us under a revolving credit facility of up to $5,650,000.
          The limitation on our ability to borrow under the Credit Agreement could have important adverse consequences on our future operations, including: making it more difficult for us to meet our payment and other obligations; reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes; limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industries in which we operate and the general economy; and placing us at a competitive disadvantage compared to our competitors that have fewer restrictions on borrowing or greater access to capital. If we are unable to convince EJ Funds to remove the restriction on our ability to borrow under the Credit Agreement or obtain otherwise suitable financing, we may not be able to meet our payment and other obligations which could significantly and materially harm our business and we may not be able to continue as a going concern. There is no guarantee that we will be successful in convincing EJ Funds to increase our ability to borrow or that we will be able to obtain otherwise suitable financing.

          Our ability to continue as a going concern depends on our compliance with the terms of our Credit Agreement and Modification Agreement, and on the availability of additional financing. Our Credit Agreement and the Modification Agreement contain a number of agreements and covenants that we may not be able to comply with. Should a default be declared, we might have to repay any money borrowed thereunder. This would threaten our ability to continue as a going concern. Alternative financing could replace our relationship with EJ Funds, but if we are forced to seek that financing, we do not believe it would be on favorable terms and there can be no assurance as to the amount of any financing that might be available.
          Inadequate liquidity could materially adversely affect our business operations.
          We require substantial liquidity to implement long-term cost savings and restructuring plans, continue capital spending to support product programs and development of advanced technologies, meet scheduled term debt and lease maturities, and run our normal business operations. If we continue to operate at or below the minimum cash levels necessary to support our normal business operations, we may be forced to further curtail capital spending, research and development and other programs that are important to the future success of our business. As discussed above, EJ Funds has responded to the weakening of our liquidity position by limiting our ability to borrow under the Credit Agreement. It is likely that, if we were to lose our ability to access amounts under the Credit Agreement, we would be unable to find additional capital or alternative financing necessary to sustain our current business operations. If we fail to obtain sufficient funding for any reason, we would not be able to continue as a going concern.
          Our lack of liquidity has caused us to be unable to make payments when due under our Exclusive Distribution Agreement with Massachusetts Biologic Laboratories.
          Due to our limited liquidity, we were unable to make a payment of approximately $3,375,000 for Td vaccine products which was due to our strategic partner, Massachusetts Biologic Laboratories of the University of Massachusetts (“MBL”), by February 27, 2009 under our modified Exclusive Distribution Agreement with MBL dated March 22, 2007 (the “MBL Distribution Agreement”). While we made a partial payment of $1,000,000 to MBL on March 13, 2009, we were also unable to make another payment of approximately $3,375,000 due to MBL on March 28, 2009. Accordingly, we entered into a letter agreement with MBL on March 27, 2009 (the “MBL Letter Agreement”), pursuant to which we agreed to pay MBL the $5,750,000 remaining due for these Td vaccine products plus an additional $4,750,000 in consideration of the amendments to the MBL Distribution Agreement payable according to a periodic payment schedule through June 30, 2010. In addition, pursuant to the MBL Letter Agreement, the MBL Distribution Agreement was converted to a non-exclusive agreement. Dr. John Kapoor, the Chairman of our board of directors and one of our principal shareholders, provided MBL with a standby letter of credit to secure our obligation to pay amounts due to MBL, and we were released from our obligation to purchase further Td vaccine products from MBL. In addition, pursuant to the MBL Letter Agreement, MBL agreed not to declare a breach or otherwise act to terminate the MBL Distribution Agreement, provided that we comply with the MBL Letter Agreement, the MBL Distribution Agreement (as amended by the MBL Letter Agreement) and any agreements required to be entered into pursuant to the MBL Letter Agreement.
          On April 13, 2009, we paid MBL $1,000,000 of the past due amount and on April 15, 2009, we and MBL entered into a Settlement Agreement (the “Settlement Agreement”) to elaborate the Letter Agreement. The Settlement Agreement provides that we will pay MBL the $4,750,000 remaining due for delivered Td vaccine products plus an additional $4,750,000 as consideration for amendments to the MBL Distribution Agreement (the “Settlement Payments”) payable according to a monthly payment schedule through June 30, 2010. The Settlement Agreement provides that MBL may only draw on the standby letter of credit if: (i) we fail to make any Settlement Payment when due, (ii) any Settlement Payment made is set aside or otherwise required to be repaid by MBL, or (iii) we become the debtor in a bankruptcy or other insolvency proceeding begun before October 6, 2010 and no replacement letter of credit has been issued prior to the expiration of the current letter of credit. Also on April 15, 2009, we and MBL entered into an amendment to the MBL Distribution Agreement (the “Amendment”). The Amendment modifies the MBL Distribution Agreement to, among other things, eliminate our future minimum purchase requirements under the MBL Distribution Agreement.
          If for any reason we are unable to make any payment under the MBL Letter Agreement or Settlement Agreement when due and MBL is unable to draw on the standby letter of credit, we would be in breach of the MBL Letter Agreement and/or Settlement Agreement which could significantly and materially harm our business and cause us to not be able to continue as a going concern.
          We must obtain additional capital to continue our operations.
          We will require additional funds to operate and grow our business. We may seek additional funds through public and private financing, including equity and debt offerings. However, adequate funds through the financial markets or from other sources may not be available when needed or on terms favorable to us. Without sufficient additional funding, we may be required to delay, scale back or abandon some or all of our product development, manufacturing, acquisition, licensing and marketing initiatives, or operations. Further, such additional financing, if obtained, likely will require us to confer rights senior to those of the common stock and result in substantial dilution of the existing ownership interests of the common shareholders, and could include covenants and restrictions that limit our ability to operate or expand our business in a manner that we deem to be in our best interest.
          Unstable market and economic conditions may have serious adverse consequences on our business.
          Our general business strategy may be adversely affected by the recent economic downturn and volatile business environment and continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate further, or do not improve, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. A prolonged or profound economic downturn may result in adverse changes to product reimbursement, pricing or sales levels, which would harm our operating results. There is a risk that one or more of our current service providers, manufacturers and other partners may not survive these difficult economic times, which would directly affect our ability to attain our operating goals on schedule and on budget. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon development plans. There is also a possibility that our stock price may decline further, due in part to the volatility of the stock market and the general economic downturn.
          We have invested significant resources in the development of lyophilization manufacturing capability, and we may not realize the benefit of these efforts and expenditures.
          We have completed the final stages of an expansion of our Decatur, Illinois manufacturing facility to add capacity to provide lyophilization manufacturing services, a manufacturing capability we previously did not have. We spent $22,680,000 on the lyophilization facility expansion, which is now complete. In December 2006, we placed the sterile solutions portion of this operation in service which augments our existing production capacities. In December 2008 our lyophilization (freeze-dry) operations were validated and placed in service.
          We are producing our lyophilized IC Green product on this equipment and are working to internally develop an abbreviated new drug application (“ANDA”) lyophilized products pipeline. However, there is no guarantee that we will be successful in attaining additional lyophilization customers or products, or that intervening events will not occur that reduce or eliminate the additional benefits from such capability. For instance, the market for lyophilized products could significantly diminish or be eliminated, or new technological advances could render the lyophilization process obsolete. There can be no assurance that we will realize all the anticipated benefits from this significant investment, and our failure to do so could significantly limit our ability to grow our business in the future.
          We depend on a small number of distributors, the loss of any of which could have a material adverse effect.
          A small number of large wholesale drug distributors account for a large portion of our gross sales, revenues and accounts receivable. The following three wholesalers, AmerisourceBergen Corporation, Cardinal Health, Inc. and McKesson Drug Company, accounted for approximately 67% of total gross sales and 57% of total revenues for the three months ended March 31, 2009, and 65% of gross trade receivables as of March 31, 2009. In addition to acting as distributors of our products, these three companies also distribute a broad range of health care products for many other companies. The loss of one or more of these wholesalers, together with a delay or inability to secure an alternative distribution source for end users, could have a material negative impact on our revenue and results of operations and lead to a violation of debt covenants. A change in purchasing patterns, inventory levels, increases in returns of our products, delays in purchasing products and delays in payment for products by one or more distributors also could have a material negative impact on our revenue and results of operations.
          Our growth depends on our ability to timely develop additional pharmaceutical products and manufacturing capabilities.
          Our strategy for growth is dependent on our ability to develop products that can be promoted through current marketing and distributions channels and, when appropriate, the enhancement of such marketing and distribution channels. We may not meet our anticipated time schedule for the filing of ANDAs and new drug applications (“NDAs”) or may decide not to pursue ANDAs or NDAs that we have submitted or anticipate submitting. Our internal development of new pharmaceutical products is dependent upon the research and development capabilities of our personnel and our strategic business alliance infrastructure. There can be no assurance that we or our strategic business alliances will successfully develop new pharmaceutical products or, if developed, successfully integrate new products into our existing product lines. In addition, there can be no assurance that we will receive all necessary FDA approvals or that such approvals will not involve delays or additional costs, which adversely affect the marketing and sale of our products. Our failure to develop new products, to maintain substantial compliance with FDA compliance guidelines or to receive FDA approval of ANDAs or NDAs, could have a material adverse effect on our business, financial condition and results of operations.
          We have entered into several strategic business alliances which may not result in marketable products.
          We have entered several strategic business alliances that have been formed to supply us with low cost finished dosage form products. Since 2004, we have entered into various purchase and supply agreements, license agreements, and a joint venture that are all designed to provide finished dosage form products that can be marketed through our distribution pipeline. Our joint venture has generated several product introductions, however, there can be no assurance that these agreements will result in additional FDA-approved ANDAs or NDAs, or that we will be able to market any such additional products at a profit. In addition, any clinical trial expenses that we incur may result in adverse financial consequences to our business.
          Our growth and profitability is dependent on our ability to successfully market and distribute new products, including vaccine products, through various distribution channels.
          We continue to seek out and introduce new pharmaceutical/healthcare products. Our improved financial performance is dependent on new product introductions, such as the biologics and vaccine products discussed above. Any delays or an inability to successfully market and distribute such products may result in adverse financial consequences to our business. In particular, continued growth for our Td vaccine product is dependent on successful management of market penetration on hospital group purchasing organization contracts.
          We have accumulated substantial Td vaccine inventory which may be difficult to sell.
          We have accumulated substantial Td vaccine inventory quantities which will require time to sell and may require discounting to generate cash flow to fund operations for the company. In addition, we have lost our exclusive distribution rights for this Td vaccine product as per the MBL Letter Agreement dated March 27, 2009. While we anticipate selling at prices in excess of our carrying value, extensive discounting to generate cash for our operations and/or discounting to respond to competitor pricing could be required and, if so, this would adversely impact our profit margins which could impact our ability to continue as a going concern.
          Our success depends on the development of generic and off-patent pharmaceutical products which are particularly susceptible to competition, substitution policies and reimbursement policies.
          Our success depends, in part, on our ability to anticipate which branded pharmaceuticals are about to come off patent and thus permit us to develop, manufacture and market equivalent generic pharmaceutical products. Generic pharmaceuticals must meet the same quality standards as branded pharmaceuticals, even though these equivalent pharmaceuticals are sold at prices that are significantly lower than that of branded pharmaceuticals. Generic substitution is regulated by the federal and state governments, as is reimbursement for generic drug dispensing. There can be no assurance that substitution will be permitted for newly approved generic drugs or that such products will be subject to government reimbursement. In addition, generic products that third parties develop may render our generic products uncompetitive or obsolete. There can be no assurance that we will be able to consistently bring generic pharmaceutical products to market quickly and efficiently in the future. An increase in competition in the sale of generic pharmaceutical products or our failure to bring such products to market before our competitors could have a material adverse effect on our business, financial condition and results of operations.
          Further, there is no proprietary protection for most of the branded pharmaceutical products that either we or other pharmaceutical companies sell. In addition, governmental and cost-containment pressures regarding the dispensing of generic equivalents will likely result in generic substitution and competition generally for our branded pharmaceutical products. We attempt to mitigate the effect of this substitution through, among other things, creation of strong brand-name recognition and product-line extensions for our branded pharmaceutical products, but there can be no assurance that we will be successful in these efforts.
          We can be subject to legal proceedings against us, which may prove costly and time-consuming even if meritless.

          In the ordinary course of our business, we can be involved in legal actions with both private parties and certain government agencies. To the extent our personnel spend time and other resources to pursue or contest any matters that may be asserted from time to time in the future, this represents time and money not available for other actions we might otherwise pursue which could be beneficial to our future. In addition, to the extent that we are unsuccessful in any legal proceedings, the consequences could have a negative impact on our business, financial condition and results of operations.
          Our revenues depend on sale of products manufactured by third parties, which we cannot control.
          We derive a significant portion of our revenues from the sale of products manufactured by third parties, including our competitors in some instances. There can be no assurance that our dependence on third parties for the manufacture of such products will not adversely affect our profit margins or our ability to develop and deliver our products on a timely and competitive basis. If for any reason we are unable to obtain or retain third-party manufacturers on commercially acceptable terms, we may not be able to distribute certain of our products as planned. No assurance can be made that the manufacturers we use will be able to provide us with sufficient quantities of our products or that the products supplied to us will meet our specifications. Any delays or difficulties with third-party manufacturers could adversely affect the marketing and distribution of certain of our products, which could have a material adverse effect on our business, financial condition and results of operations.
          Certain of our directors are subject to conflicts of interest.
          Dr. John N. Kapoor, Ph.D., the Chairman of our board of directors, our Chief Executive Officer from March 2001 to December 2002, and a principal shareholder, is affiliated with EJ Financial Enterprises, Inc. (“EJ Financial”), a health care consulting investment company which is the general partner of EJ Funds. EJ Financial is involved in the management of health care companies in various fields, and Dr. Kapoor is involved in various capacities with the management and operation of these companies. The John N. Kapoor Trust dated 9/20/89 (the “Kapoor Trust”), the beneficiary and sole trustee of which is Dr. Kapoor, is a principal shareholder of each of these companies. As a result, Dr. Kapoor does not devote his full time to our business. Although such companies do not currently compete directly with us, certain companies with which EJ Financial is involved are in the pharmaceutical business. Discoveries made by one or more of these companies could render our products less competitive or obsolete. The Kapoor Trust is also one of our lenders through a subordinated promissory note and EJ Funds is one of our lenders through the Credit Agreement. Potential conflicts of interest could have a material adverse effect on our business, financial condition and results of operations.
          Dr. Subhash Kapre is a member of our board of directors and is the Executive Director of Serum Institute of India, Ltd. (“Serum”). We are a party to several product development agreements with Serum and additional future agreements or changes to existing agreements have the potential to create a conflict of interest for Dr. Kapre.
          Through stock ownership, his position on our board of directors, and his loans to us, Dr. John Kapoor has substantial influence over our business strategies and policies.
          Dr. John Kapoor owns, directly and indirectly, a substantial portion of our outstanding voting common stock. Dr. Kapoor is also Chairman of our board of directors. Further, Dr. Kapoor is a substantial creditor of ours. Because of this, Dr. Kapoor can strongly influence, and potentially control, the outcome of our corporate actions, including the election of our directors and transactions involving a change of control. Decisions made by Dr. Kapoor with respect to his, and his related parties, ownership or trading of our common stock, or with regards to our outstanding debt, could have an adverse effect on the market value of our common stock and an adverse effect on our business.
          Dependence on key executive officers.
          Our success will depend, in part, on our ability to attract and retain key executive officers. We are particularly dependent upon Dr. John N. Kapoor, Ph.D., Chairman of our board of directors. The inability to attract and retain key executive officers, or the loss of one or more of our key executive officers could have a material adverse effect on our business, financial condition and results of operations.
          Recent changes in our senior management may cause uncertainty in, or be disruptive to, our business.
          We have recently experienced significant changes in our senior management and our board of directors. On January 29, 2009 Arthur Przybyl was given notice of his termination as President and Chief Executive Officer. On the same day, the board of directors formed a committee to oversee our operations until a new President and Chief Executive Officer is appointed and begins service in those positions. The committee is comprised of Dr. John Kapoor, Chairman of the board of directors, and Randall Wall and Jerry Ellis, both members of the board of directors. On March 29, 2009, our board of directors appointed Jeffrey A. Whitnell, our then current Sr. Vice President, Chief Financial Officer, Secretary and Treasurer, as our interim Chief Executive Officer. On June 9, 2009, our board of directors announced Mr. Whitnell’s departure and the appointments of Raj Rai as our interim Chief Executive Officer, Timothy A. Dick as our Chief Financial Officer and Joseph Bonaccorsi as Senior Vice President, General Counsel and Secretary. These changes in our senior management may be disruptive to our business, and, during the transition period, there may be uncertainty among investors, vendors, employees and others concerning our future direction and performance.
          We must continue to attract and retain key personnel to be able to compete successfully.
          Our performance depends, to a large extent, on the continued service of our key research and development personnel, other technical employees, managers and sales personnel and our ability to continue to attract and retain such personnel. Competition for such personnel is intense, particularly for highly motivated and experienced research and development and other technical personnel. We are facing increasing competition from companies with greater financial resources for such personnel. There can be no assurance that we will be able to attract and retain sufficient numbers of highly skilled personnel in the future, and the inability to do so could have a material adverse effect on our business, operating results and financial condition and results of operations.
          We are subject to extensive government regulations that increase our costs and could subject us to fines, prevent us from selling our products or prevent us from operating our facilities.
          Federal and state government agencies regulate virtually all aspects of our business. The development, testing, manufacturing, processing, quality, safety, efficacy, packaging, labeling, record keeping, distribution, storage and advertising of our products, and disposal of waste products arising from such activities, are subject to regulation by the FDA, Drug Enforcement Administration (“DEA”), Federal Trade Commission, the Consumer Product Safety Commission, the Occupational Safety and Health Administration and the Environmental Protection Agency. Similar state and local agencies also have jurisdiction over these activities. Noncompliance with applicable United States and/or state or local regulatory requirements can result in fines, injunctions, penalties, mandatory recalls or seizures, suspensions of production, recommendations by the FDA against governmental contracts and criminal prosecution. Any of these could have a material adverse effect on our business, financial condition and results of operations. New, modified and additional regulations, statutes or legal interpretation, if any, could, among other things, require changes to manufacturing methods, expanded or different labeling, the recall, replacement or discontinuation of certain products, additional record keeping and expanded documentation of the properties of certain products and scientific substantiation. Such changes or new legislation could have a material adverse effect on our business, financial condition and results of operations.
          FDA regulations. All pharmaceutical manufacturers, including us, are subject to regulation by the FDA under the authority of the FDC Act. Under the FDC Act, the federal government has extensive administrative and judicial enforcement authority over the activities of finished drug product manufacturers to ensure compliance with FDA regulations. This authority includes, but is not limited to, the authority to initiate court action to seize unapproved or non-complying products, to enjoin non-complying activities, to halt manufacturing operations that are not in compliance with cGMP, to recall products, to seek civil and monetary penalties and to criminally prosecute violators. Other enforcement activities include refusal to approve product applications or the withdrawal of previously approved applications. Any such enforcement activities, including the restriction or prohibition on sales of products we market or the halting of our manufacturing operations, could have a material adverse effect on our business, financial condition and results of operations. In addition, product recalls may be issued at our discretion, or at the request of the FDA or other government agencies having regulatory authority for pharmaceutical products. Recalls may occur due to disputed labeling claims, manufacturing issues, quality defects or other reasons. No assurance can be given that restriction or prohibition on sales, halting of manufacturing operations or recalls of our pharmaceutical products will not occur in the future. Any such actions could have a material adverse effect on our business, financial condition and results of operations. Further, such actions, in certain circumstances, could constitute an event of default under the terms of our various financing relationships.
          We must obtain approval from the FDA for each pharmaceutical product that we market which requires a regulatory submission. The FDA approval process is typically lengthy and expensive, and approval is never certain. Our new products could take a significantly longer time than we expect to gain regulatory approval and may never gain approval. Even if the FDA or another regulatory agency approves a product, the approval may limit the indicated uses for a product, may otherwise limit our ability to promote, sell and distribute a product or may require post-marketing studies or impose other post-marketing obligations.

          We and our third-party manufacturers are subject to periodic inspection by the FDA to assure regulatory compliance regarding the manufacturing, distribution, and promotion of pharmaceutical products. The FDA imposes stringent mandatory requirements on the manufacture and distribution of pharmaceutical products to ensure their safety and efficacy. The FDA also regulates drug labeling and the advertising of prescription drugs. A finding by a governmental agency or court that we are not in compliance with FDA requirements could have a material adverse effect on our business, financial condition and results of operations.
          We were previously subject to an FDA Warning Letter which the FDA issued to us in October 2000 which was subsequently removed in 2005. In March 2007, we were again subject to a warning letter at our Decatur facility which was removed in December 2007.
          If the FDA changes its regulatory position, it could force us to delay or suspend our manufacturing, distribution or sales of certain products. We believe that all our current products are in substantial compliance with FDA regulations and have received the requisite agency approvals for their manufacture and sale. In addition, modifications or enhancements of approved products are in many circumstances subject to additional FDA approvals which may or may not be granted and which may be subject to a lengthy application process. Any change in the FDA’s enforcement policy or any decision by the FDA to require an approved NDA or ANDA for one of our products not currently subject to the approved NDA or ANDA requirements or any delay in the FDA approving an NDA or ANDA for one of our products could have a material adverse effect on our business, financial condition and results of operations.
          A number of products we market are non-application drugs that are manufactured and marketed without FDA-issued ANDAs or NDAs on the basis of their having been marketed prior to the 1962 Amendment of the FDC Act. The regulatory status of these products is subject to change and/or challenge by the FDA, which could establish new standards and limitations for manufacturing and marketing such products, or challenge the evidence of prior manufacturing and marketing upon which grandfathering status is based. Any such change in the status of such product could have a material adverse effect on our business, financial condition and results of operations.
          We are subject to extensive DEA regulation, which could result in our being fined or otherwise penalized. We also manufacture and sell drugs which are “controlled substances” as defined in the federal Controlled Substances Act and similar state laws, which impose, among other things, licensing, security and record keeping requirements administered by the DEA and similar state agencies, as well as quotas for the manufacture, purchase and sale of controlled substances. The DEA could limit or reduce the amount of controlled substances which we are permitted to manufacture and market.
          We may implement product recalls and could be exposed to significant product liability claims; we may have to pay significant amounts to those harmed and may suffer from adverse publicity as a result.
          The manufacturing and marketing of pharmaceuticals involves an inherent risk that our products may prove to be defective and cause a health risk. In that event, we may voluntarily implement a recall or market withdrawal or may be required to do so by a regulatory authority. We have recalled products in the past and, based on this experience, believe that the occurrence of a recall could result in significant costs to us, potential disruptions in the supply of our products to our customers and adverse publicity, all of which could harm our ability to market our products. We were prompted to initiate one product recall of our Cyanide Antidote Kit during 2008, due to the third quarter recall notification by Becton, Dickinson and Company (“BD”), of its 60ml syringe. This syringe is included as part of a packaged kit along with drug components manufactured and sourced by us, to support the Cyanide Antidote Kit. Our recall of the Cyanide Antidote Kit was necessitated by the BD recall, but has resulted in no patient impact and no shortage of product supply to the marketplace. Our supporting efforts were reviewed by the FDA, as part of our due diligence in apprising the agency of our reaction to the BD recall. We had no product recalls in 2007 or 2006.
          Although we are not currently subject to any material product liability proceedings, we may incur material liabilities relating to product liability claims in the future. Even meritless claims could subject us to adverse publicity, hinder us from securing insurance coverage in the future and require us to incur significant legal fees and divert the attention of the key employees from running our business. Successful product liability claims brought against us could have a material adverse effect on our business, financial condition and results of operations.
          We currently have product liability insurance in the amount of $5,000,000 for aggregate annual claims with a $50,000 deductible per incident and a $250,000 aggregate annual deductible. However, there can be no assurance that such insurance coverage will be sufficient to fully cover potential claims. Additionally, there can be no assurance that adequate insurance coverage will be available in the future at acceptable costs, if at all, or that a product liability claim would not have a material adverse effect on our business, financial condition and results of operations.
          The FDA may authorize sales of some prescription pharmaceuticals on a non-prescription basis, which would reduce the profitability of our prescription products.
          From time to time, the FDA elects to permit sales of some pharmaceuticals currently sold on a prescription basis, without a prescription. FDA approval of the sale of our products without a prescription would reduce demand for our competing prescription products and, accordingly, reduce our profits.
          Our industry is very competitive. Additionally, changes in technology could render our products obsolete.
          We face significant competition from other pharmaceutical companies, including major pharmaceutical companies with financial resources substantially greater than ours, in developing, acquiring, manufacturing and marketing pharmaceutical products. The selling prices of pharmaceutical products typically decline as competition increases. Further, other products now in use, under development or acquired by other pharmaceutical companies, may be more effective or offered at lower prices than our current or future products. The industry is characterized by rapid technological change that may render our products obsolete, and competitors may develop their products more rapidly than we can. Competitors may also be able to complete the regulatory process sooner, and therefore, may begin to market their products in advance of our products. We believe that competition in sales of our products is based primarily on price, service and technical capabilities. There can be no assurance that: (i) we will be able to develop or acquire commercially attractive pharmaceutical products; (ii) additional competitors will not enter the market; or (iii) competition from other pharmaceutical companies will not have a material adverse effect on our business, financial condition and results of operations.
          Many of the raw materials and components used in our products come from a single source.
          We require a supply of quality raw materials and components to manufacture and package pharmaceutical products for ourselves and for third parties with which we have contracted. Many of the raw materials and components used in our products come from a single source and interruptions in the supply of these raw materials and components could disrupt our manufacturing of specific products and cause our sales and profitability to decline. Further, in the case of many of our ANDAs and NDAs, only one supplier of raw materials has been identified. Because FDA approval of drugs requires manufacturers to specify their proposed suppliers of active ingredients and certain packaging materials in their applications, FDA approval of any new supplier would be required if active ingredients or such packaging materials were no longer available from the specified supplier. The qualification of a new supplier could delay our development and marketing efforts. If for any reason we are unable to obtain sufficient quantities of any of the raw materials or components required to produce and package our products, we may not be able to manufacture our products as planned, which could have a material adverse effect on our business, financial condition and results of operations.
          Our patents and proprietary rights may not adequately protect our products and processes.
          The patent and proprietary rights position of competitors in the pharmaceutical industry generally is highly uncertain, involves complex legal and factual questions, and is the subject of much litigation. There can be no assurance that any patent applications or other proprietary rights, including licensed rights, relating to our potential products or processes will result in patents being issued or other proprietary rights secured, or that the resulting patents or proprietary rights, if any, will provide protection against competitors who: (i) successfully challenge our patents or proprietary rights; (ii) obtain patents or proprietary rights that may have an adverse effect on our ability to conduct business; or (iii) are able to circumvent our patent or proprietary rights position. It is possible that other parties have conducted or are conducting research and could make discoveries of pharmaceutical formulations or processes that would precede any discoveries made by us, which could prevent us from obtaining patent or other protection for these discoveries or marketing products developed there from. Consequently, there can be no assurance that others will not independently develop pharmaceutical products similar to or obsoleting those that we are planning to develop, or duplicate any of our products. Our inability to obtain patents for, or other proprietary rights in, our products and processes or the ability of competitors to circumvent or obsolete our patents or proprietary rights could have a material adverse effect on our business, financial condition and results of operations.
          Concentrated ownership of our common stock and our registration of shares for public sale creates a risk of sudden declines in our share price.

          The sale by any of our large shareholders of a significant portion of that shareholder’s holdings could have a material adverse effect on the market price of our common stock. We have registered many of our outstanding shares and shares issuable upon the exercise of convertible securities for sale under registration statements filed with the SEC and some of our outstanding shares not currently registered for sale can nevertheless be sold under exemptions from the SEC’s registration requirements. Sales of these shares on the open market could cause the price of our stock to decline.
          Exercise of warrants and options may have a substantial dilutive effect on our common stock.
          If the price per share of our common stock at the time of exercise or conversion of any warrants or stock options is in excess of the various exercise or conversion prices of such securities, exercise or conversion of such convertible securities would have a dilutive effect on our common stock. Holders of our outstanding warrants and options would receive 9,228,951 shares of our common stock, absent any cashless exercise, at a weighted average exercise price of $3.49 per share. Any additional financing that we secure likely will require that we grant rights senior to those of our common stock which may result in substantial dilution of the existing ownership interests of our common shareholders.
          We may issue preferred stock and the terms of such preferred stock may reduce the value of our common stock.
          We are authorized to issue up to a total of 5,000,000 shares of preferred stock in one or more series, of which 4,572,828 shares have never been designated or issued. Our board of directors may determine whether to issue shares of preferred stock without further action by holders of our common stock. If we issue additional shares of preferred stock, it could affect the rights or reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. We continue to seek capital for our business, and this additional capital may be raised through the issuance of additional preferred stock.
          We experience significant quarterly fluctuation of our results of operations, which may increase the volatility of our stock price.
          Our results of operations may vary from quarter to quarter due to a variety of factors including, but not limited to, the timing of the development and marketing of new pharmaceutical products, the failure to develop such products, delays in obtaining government approvals, including FDA approval of NDAs or ANDAs for our products, expenditures to comply with governmental requirements for manufacturing facilities, expenditures incurred to acquire and promote pharmaceutical products, changes in our customer base, a customer’s termination of a substantial account, the availability and cost of raw materials, interruptions in supply by third-party manufacturers, the introduction of new products or technological innovations by our competitors, loss of key personnel, changes in the mix of products sold by us, changes in sales and marketing expenditures, competitive pricing pressures, expenditures incurred to pursue or contest pending or threatened legal action and our ability to meet our financial covenants. There can be no assurance that we will be successful in avoiding losses in any future period. Such fluctuations may result in volatility in the price of our common stock.
          “Penny Stock” rules may make buying or selling our common stock difficult.
          As of the date of this Prospectus, the market price of our common stock does not exceed $5.00 per share. Because our market price has fallen below $5.00 per share, trading in our common stock may be subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules would require that any broker-dealer that would recommend our common stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations would require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock.
          Changes in accounting standards issued by the Financial Accounting Standards Board or other standard setting bodies may adversely affect our reported revenues, profitability, and financial condition.

          Our financial statements are subject to the application of U.S. generally accepted accounting principles, which are periodically revised or expanded. The application of accounting principles is also subject to varying interpretations over time. Accordingly, we are required to adopt new or revised accounting standards or comply with revised interpretations that are issued from time to time by recognized authoritative bodies, including the Financial Accounting Standards Board and the SEC. Those changes could adversely affect our reported revenues, profitability, and financial condition.
          The requirements of being a public company may strain our resources and distract management.
          As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). These requirements are extensive. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight is required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

SELLING SECURITY HOLDERS
          We are registering 1,888,530 shares of our common stock for resale by the selling security holders. We (in most contexts) use the term “selling security holders” to mean the security holders named below and their transferees, pledgees, donees or other successors. Of the shares we are registering, 888,889 were issued to institutional investors in a private placement offering pursuant to a securities purchase agreement dated March 1, 2006. These institutional investors also received warrants to purchase shares of common stock, which have an exercise price of $5.40 per share (the “2006 Warrants”). We are registering the 1,888,530 shares pursuant to registration rights in the securities purchase agreement to permit the selling security holders to resell the shares if and when they deem appropriate. The 1,888,530 shares include 888,889 shares of outstanding common stock and 999,641 shares of common stock issuable upon exercise of certain of the 2006 Warrants.
          The following table sets forth (1) the names of the selling security holders; (2) the number of shares of our common stock held by the selling security holders that may be offered for resale pursuant to this prospectus as of June 10, 2009; (3) the number and percentage of shares of our common stock that the selling security holder beneficially own prior to the offering for resale of any of the shares of our common stock being registered hereby as of June 10, 2009; and (4) the number and percentage of shares of common stock to be beneficially owned by the selling security holder after the offering of the shares of our common stock being registered hereby, assuming, as to each selling security holder, that all of the shares registered hereby are sold by such selling security holder. We will not receive any proceeds from the resale of our common stock by the selling security holder. Unless exercised on a cashless basis, we will receive proceeds from the exercise of the 2006 Warrants, which we will use for general corporate purposes.

				Shares Beneficially
		Shares Beneficially Owned		Owned After the
	No. of Shares	Prior to the Offering (2)		Offering (3)
Name	Offered (1)	Number	Percentage	Number	Percentage
Capital Ventures International (5)	78,750	78,750	(4)	0	0.00%
Jennison Health Sciences Fund, a series of Prudential Sector Funds, Inc., d/b/a JennisonDryden Sector Fund (6)	341,250	341,250	(4)	0	0.00%
Pacific Select Fund — Health Sciences Portfolio (7)	50,750	50,750	(4)	0	0.00%

OTA LLC (8)	140,000	251,111	(4)	111,111	(4)
UBS O’Connor LLC FBO O’Connor PIPES Corporate Strategies Master Ltd. (9)	77,779	77,779	(4)	0	0.00%
H&Q Healthcare Investors (10)	780,001	780,001	0.01%	0	0.00%
H&Q Life Sciences Investors (11)	420,000	420,000	(4)	0	0.00%

(1)	The number of shares included in this prospectus is subject to adjustment to prevent dilution resulting from stock splits, stock dividends, the issuance of common stock or securities convertible into or exercisable for common stock at prices below certain thresholds or similar events. Therefore, pursuant to Rule 416 under the Securities Act, we are also registering such indeterminate number of shares as may be issuable in connection with such issuable events. Included in this column are 999,641 shares of common stock acquirable upon exercise of certain of the 2006 Warrants, which became exercisable on September 4, 2006.

(2)	Includes all shares beneficially owned, whether directly or indirectly, individually or together with associates, jointly or as community property with a spouse and shares to which each individual has the right to acquire beneficial ownership within 60 days of June 10, 2009.

(3)	The percentage of shares of common stock beneficially owned by each stockholder after the offering is based upon 90,244,618 shares of our common stock outstanding as of June 10, plus shares of common stock as to which that particular holder has the right to acquire beneficial ownership within 60 days of June 10, 2009.

(4)	Less than 0.005%.

(5)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger serves as the Investment Manager of Heights Capital Management, Inc., with power to direct investments and/or power to vote the shares owned by this entity, and may be deemed to beneficially own the shares held by this entity. Martin Kobinger expressly disclaims ownership of such shares. The number of shares being offered by this prospectus by CVI represent 78,750 shares of common stock issuable upon exercise of warrants.

(6)	Jennison Associates LLC serves as sub-advisor to the Jennison Health Sciences Fund, with power to direct investments and/or power to vote the shares owned by this entity, as well as shares owned by certain other clients, and may be deemed to beneficially own the shares held by this entity. Jennison Associates LLC expressly disclaims ownership of such shares. Jennison Associates LLC is a wholly-owned subsidiary of Prudential Financial, Inc., which is a publicly traded financial services company. The number of shares being offered by this prospectus by Jennison Health Sciences Fund represent 341,250 shares of common stock issuable upon exercise of warrants.

(7)	Jennison Associates LLC serves as sub-advisor to Pacific Select Fund-Health Sciences Portfolio with power to direct investments and/or power to vote the shares owned by this entity, as well as shares owned by certain other clients, and may be deemed to beneficially own the shares held by this entity. Jennison Associates LLC expressly disclaims ownership of such shares. Jennison Associates LLC is a wholly-owned subsidiary of Prudential Financial, Inc., which is a publicly traded financial services company. The number of shares being offered by this prospectus by Pacific Select Fund-Health Sciences Portfolio represent 50,750 shares of common stock issuable upon exercise of warrants.

(8)	Ira M. Levanthal has the power to direct investments and/or power to vote the shares owned by this entity, and may be deemed to beneficially own the shares held by this entity. The number of shares being offered by this prospectus by OTA LLC represent 140,000 shares of common stock issuable upon exercise of warrants.

(9)	UBS O’Connor LLC, a Cayman Islands company, is the investment manager of O’Connor PIPES Corporate Strategies Master Ltd., a Cayman Islands company, and as its investment manager has voting and investment control of the securities of O’Connor PIPES Corporate Strategies Master Ltd. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG. The number of shares being offered by this prospectus by O’Connor PIPES Corporate Strategies Master Ltd. represent 77,779 shares of common stock issuable upon exercise of warrants.

(10)	Hambrecht & Quist Capital Management, LLC is the investment adviser to H&Q Healthcare Investors. Daniel R. Omstead, Ph.D. is President of Hambrecht & Quist Capital Management, LLC and a member of the portfolio management team and, as such, has voting, dispositive and investment control over the securities held by H&Q Healthcare Investors. Dr. Omstead disclaims beneficial ownership of these securities. The number of shares being offered by this prospectus by H&Q Healthcare Investors represent 202,223 shares of common stock issuable upon exercise of warrants.

(11)	Hambrecht & Quist Capital Management, LLC is the investment adviser to H&Q Life Sciences Investors. Daniel R. Omstead, Ph.D. is President of Hambrecht & Quist Capital Management, LLC and a member of the portfolio management team and, as such, has voting, dispositive and investment control over the securities held by H&Q Life Sciences Investors. Dr. Omstead disclaims beneficial ownership of these securities. The number of shares being offered by this prospectus by H&Q Life Sciences Investors represent 108,889 shares of common stock issuable upon exercise of warrants.
PLAN OF DISTRIBUTION
          The selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
          The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders are not obligated to, and there is no assurance that any of the selling security holders will, sell all or any of the shares we are registering. The selling security holders may transfer, devise or gift such shares by other means not described in this prospectus. The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.
          Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling security holders. Any or all of the selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of their shares if liabilities are imposed on that person under the Securities Act. The selling security holders that are also broker-dealers are “underwriters” within the meaning of the Securities Act. Jennison Health Sciences Fund, a series of Prudential Sector Funds, Inc., d/b/a JennisonDryden Sector Fund, Pacific Select Fund—Health Sciences Portfolio and Capital Ventures International, each a selling security holder, is each an affiliate of a broker-dealer. OTA LLC is a broker-dealer. Jennison Health Sciences Fund, a series of Prudential Sector Funds, Inc., d/b/a JennisonDryden Sector Fund, Pacific Select Fund—Health Sciences Portfolio, OTA LLC and Capital Ventures International each purchased the 2006 Warrants that are exercisable for the shares of common stock being offered by it under this prospectus in the ordinary course of business. At the time of the purchase, none of Jennison Health Sciences Fund, a series of Prudential Sector Funds, Inc., d/b/a JennisonDryden Sector Fund, Pacific Select Fund—Health Sciences Portfolio, OTA LLC or Capital Ventures International had any agreement or understanding, directly or indirectly, with any person to distribute such securities.
          Each of selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of any of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus as it may be supplemented from time to time, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.
          The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
          Each of the selling security holders has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, and that there is no underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by it. If we are notified by any selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If any selling security holder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act, unless an exemption therefrom is available.
          The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling security holders.
MATERIAL CHANGES
          There have been no material changes in our affairs since December 31, 2008, which have not been described in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed on March 30, 2009, and as amended on April 30, 2009, with the SEC, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as filed on May 11, 2009 with the SEC, and our Current Reports on Form 8-K filed with the SEC, all of which are incorporated herein by reference as described below.
USE OF PROCEEDS
          We will not receive any of the proceeds from the sale by the selling security holders of any of the shares of common stock offered for resale through this prospectus. All proceeds from the resale of the shares of our common stock offered for resale through this prospectus will be for the account of the respective selling security holder. Unless exercised on a cashless basis, we will receive proceeds of $5,398,061 from the exercise of the warrants, the shares of common stock issuable upon the exercise of which may be offered for resale through this prospectus, which we will use for general corporate purposes.
LEGAL MATTERS
          The validity of the shares of common stock being offered hereby will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana.
EXPERTS
          The consolidated financial statements of Akorn, Inc. appearing in Akorn Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of Akorn Inc.’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon (which report on the consolidated financial statements contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note A to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
          The consolidated financial statements as of December 31, 2007 and for the two years in the period ended December 31, 2007 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
          We have filed a Registration Statement on Form S-3 under the Securities Act, relating to the shares of common stock being offered by this prospectus. This prospectus constitutes the prospectus of Akorn, Inc., filed as part of the registration statement. It does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.
          We are subject to the informational requirements of the Exchange Act, which requires us to file reports, proxy statements and other information with the SEC. You may inspect any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s website at http://www.sec.gov or our website at http://www.akorn.com. You can also inspect reports and other information we file at the offices of the Nasdaq Global Market, One Liberty Plaza, 165 Broadway, New York, NY 10006. Information contained in the web sites listed herein is not part of this prospectus.
          We will also provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request and at no cost to the requester. Any such request may be made by writing or calling us at the following address or telephone number:
Akorn, Inc.
1925 W. Field Court, Suite 300
Lake Forest, Illinois 60045
Attention: General Counsel
(847) 279-6100
          Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.
          Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed for complete information.

          You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling security holders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document. We furnish our shareholders with annual reports containing audited financial statements.
INFORMATION INCORPORATED BY REFERENCE
          The SEC allows us to “incorporate by reference” some of the documents we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. The information incorporated by reference is an important part of, and is considered to be a part of, this prospectus, and information that we file later with the SEC will automatically update and supersede this information.
          We incorporate by reference the following documents:
•	our Annual Report on Form 10-K for the year ended December 31, 2008, as filed on March 30, 2009 and as amended on April 30, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as filed on May 11, 2009;

•	our Current Reports on Form 8-K, including amendments thereto, filed with the SEC since December 31, 2008, other than any information furnished pursuant to Item 2.02 or Item 7.01;

•	the description of our common stock contained in the section entitled “Description of Capital Stock and Convertible Securities,” included in our Post Effective Amendment No. 2 to Registration Statement on Form S-1, No. 333-119168 filed with the SEC on June 14, 2005, and any amendment or report filed for the purpose of updating such description; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, after the date of this prospectus and prior to the termination of the offering of shares hereunder.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES
          Section 83A(1) of the Louisiana Business Corporation Law (“LBCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
          Section 83A(2) of the LBCL provides that, in case of actions by or in the right of a corporation, the indemnity shall be limited to expenses, including attorneys’ fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, and that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
          Section 83(B) of the LBCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

          Any indemnification under Section 83A of the LBCL, unless ordered by the court, shall be made by a corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made:
•	By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or

•	If such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or

•	By the shareholders.
          Section 83(D) of the LBCL permits defense expenses to be paid by a corporation in advance of the final disposition of the action, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the corporation.
          The indemnification provided for by Section 83 of the LBCL shall not be deemed exclusive of any other rights to which the person indemnified is entitled under any by-law, agreement, authorization of shareholders or directors, regardless of whether directors authorizing such indemnification are beneficiaries thereof, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his heirs and legal representatives; however, no such other indemnification measure shall permit indemnification of any person for the results of such person’s willful or intentional misconduct.
          Section 24 of the LBCL provides that the articles of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of a director or officer:
•	For any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders;

•	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Who knowingly or without the exercise of reasonable care and inquiry votes in favor of a dividend paid in violation of Louisiana law, any other unlawful distribution, payment or return of assets to be made to the shareholders or stock purchases or redemptions in violation of Louisiana law; or

•	For any transaction from which the director or officer derived an improper personal benefit.
          Article XII of the Company’s articles of incorporation contains the provisions permitted by Section 24 of the LBCL.
          Article V of the Company’s by-laws makes mandatory the indemnification of any of the Company’s officers, directors, employees or agents against any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of his position as the Company’s director, officer, employee or agent or serving in such position at the Company’s request of any business, foreign or non-profit corporation, partnership, joint venture or other enterprise, if he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interest of the Company, and, in the case of a criminal action or proceeding, with no reasonable cause to believe that his conduct was unlawful. However, in case of actions by or in the right of the Company, the indemnity shall be limited to expenses (including attorneys’ fees and amounts paid in settlement not exceeding, in the judgment of the Company’s board of directors, the estimated expense of litigating the action to conclusion) actually and reasonably incurred in connection with the defense or settlement of such action.
          No indemnification is permitted under Article V of the Company’s by-laws in respect of any matter as to which a director or officer shall have been finally adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

          Article V of the Company’s by-laws also provides that to the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
          Any indemnification under Article V of the Company’s by-laws, unless ordered by the court, shall be made by the Company only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made:
•	By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or

•	If such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or

•	By the shareholders.
          Article V of the Company’s by-laws also provides that the expenses incurred in defending such action shall be paid by the Company in advance of the final disposition of such action, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized under Article V. However, the Company’s board of directors may determine, by special resolution, not to have the Company pay in advance the expenses incurred by any person in the defense of any such action.
          Article V further provides that indemnification granted thereunder shall not be deemed exclusive of any other rights to which a director, officer, employee or agent is or may become entitled, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs and legal representatives.
          Article V also permits the Company to procure insurance on behalf of any person who is or was the Company’s director, officer, employee or agent, or is or was serving in such position at the Company’s request of any business, foreign or non-profit corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the LBCL. The Company maintains a directors’ and officers’ liability insurance policy.
          Insofar as indemnification for liabilities arising under the Securities Act my be permitted to directors, officers or person controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Until the completion of the resale of the common stock included in this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

About this Prospectus	1
Forward-Looking Statements and Factors Affecting Future Results	1
Summary	2
Risk Factors	3
Selling security holders	13
Plan of Distribution	14
Material Changes	15
Use of Proceeds	15
Legal Matters	16
Experts	16
Where You Can Find More Information	16
Information Incorporated by Reference	17
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	17
The Resale of
1,888,530 Shares
of
Common Stock
Offered by
Selling Security Holders
AKORN, INC.
PROSPECTUS
Subject to Completion, [                    ], 2009
          We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any of the sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
          The expenses in connection with the issuance and distribution of the securities being registered in this registration statement are set forth in the following table. The selling security holders will bear none of the following expenses. All amounts except the registration fee are estimated.

Registration Fees	$103.83
Transfer Agent Fees	1,000
Legal Fees	10,000
Accounting Fees	15,000
Miscellaneous	1,000

Total	$27,103.83

Item 15. Indemnification of Directors and Officers
          Section 83A(1) of the Louisiana Business Corporation Law (“LBCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
          Section 83A(2) of the LBCL provides that, in case of actions by or in the right of a corporation, the indemnity shall be limited to expenses, including attorneys’ fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, and that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
          Section 83(B) of the LBCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
          Any indemnification under Section 83A of the LBCL, unless ordered by the court, shall be made by a corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made:
•	By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or

•	If such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or

•	By the shareholders.

          The indemnification provided for by Section 83 of the LBCL shall not be deemed exclusive of any other rights to which the person indemnified is entitled under any by-law, agreement, authorization of shareholders or directors, regardless of whether directors authorizing such indemnification are beneficiaries thereof, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his heirs and legal representative; however, no such other indemnification measure shall permit indemnification of any person for the results of such person’s willful or intentional misconduct.
          Section 24 of the LBCL provides that the articles of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of a director or officer:
•	For any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders;
•	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Who knowingly or without the exercise of reasonable care and inquiry votes in favor of a dividend paid in violation of Louisiana law, any other unlawful distribution, payment or return of assets to be made to the shareholders or stock purchases or redemptions in violation of Louisiana law; or

•	For any transaction from which the director or officer derived an improper personal benefit.
          Article XII of the articles of incorporation of Akorn, Inc. (the “Company”) contain the provisions permitted by Section 24 of the LBCL.
          Article V of the Company’s by-laws makes mandatory the indemnification of any of the Company’s officers, directors, employees or agents against any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of his position as the Company’s director, officer, employee or agent or serving in such position at the Company’s request of any business, foreign or non-profit corporation, partnership, joint venture or other enterprise, if he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interest of the Company, and, in the case of a criminal action or proceeding, with no reasonable cause to believe that his conduct was unlawful. However, in case of actions by or in the right of the Company, the indemnity shall be limited to expenses (including attorneys’ fees and amounts paid in settlement not exceeding, in the judgment of the Company’s board of directors, the estimated expense of litigating the action to conclusion) actually and reasonably incurred in connection with the defense or settlement of such action.
          No indemnification is permitted under Article V of the Company’s by-laws in respect of any matter as to which a director or officer shall have been finally adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
          Article V of the Company’s by-laws also provides that to the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
          Any indemnification under Article V of the Company’s by-laws, unless ordered by the court, shall be made by the Company only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made:
•	By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or

•	If such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or

•	By the shareholders.

          Article V of the Company’s by-laws also provides that the expenses incurred in defending such action shall be paid by the Company in advance of the final disposition of such action, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized under Article V. However, the Company’s board of directors may determine, by special resolution, not to have the Company pay in advance the expenses incurred by any person in the defense of any such action.
          Article V further provides that indemnification granted thereunder shall not be deemed exclusive of any other rights to which a director, officer, employee or agent is or may become entitled, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs and legal representatives.
     Article V also permits the Company to procure insurance on behalf of any person who is or was the Company’s director, officer, employee or agent, or is or was serving in such position at the Company’s request of any business, foreign or non-profit corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the LBCL. The Company maintains a directors’ and officers’ liability insurance policy.
Item 16. Exhibits
          (a) Those exhibits marked with an asterisk (*) refer to exhibits filed herewith. The other exhibits are incorporated herein by reference, as indicated in the following list.

Exhibit No.	Description

3.1	Restated Articles of Incorporation of Akorn, Inc. dated September 16, 2004, incorporated by reference to Exhibit 3.1 to Akorn, Inc.’s Registration Statement on Form S-1 filed on September 21, 2004 (Commission file No. 333-119168).

3.2	Amended and Restated By-laws of Akorn, Inc., incorporated by reference to Exhibit 3.2 to Akorn, Inc.’s Registration Statement on Form S-1 filed on June 14, 2005 (Commission file No. 333-119168).

3.3	Amendment to Bylaws of Akorn, Inc., incorporated by reference to Exhibit 3.1 to Akorn, Inc.’s report on Form 8-K filed on March 31, 2006 (Commission file No. 001-32360).

3.4	Amendment to Bylaws of Akorn, Inc., incorporated by reference to Exhibit 3.1 to Akorn, Inc.’s report on Form 8-K filed on December 14, 2006 (Commission file No. 001-32360).

3.5	Amendment to Bylaws of Akorn, Inc., incorporated by reference to Exhibit 3.1 to Akorn, Inc.’s report on Form 8-K filed on April 16, 2007 (Commission File No. 001-32360).

4.1	Form of Securities Purchase Agreement dated March 1, 2006, between Akorn, Inc. and certain investors incorporated by reference to Exhibit 4.1 to Akorn, Inc.’s report on Form 8-K filed on March 7, 2006. (Commission file No. 001-32360 ).

4.2	Form of Warrant issued in connection with the Securities Purchase Agreement dated March 1, 2006 incorporated by reference to Exhibit 4.2 to Akorn, Inc.’s report on Form 8-K filed March 7, 2006. (All warrants are dated March 8, 2006. Please see Exhibit 99.1 of Akorn, Inc.’s report on Form 8-K filed March 14, 2006, which is hereby incorporated by reference, for a schedule setting forth the other material details for each of the warrants.)(Commission file No. 001-32360 ).

5.1*	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1*	Consent of Ernst & Young, LLP, independent registered public accounting firm.

23.2*	Consent of BDO Seidman, LLP, independent registered public accounting firm.

23.3*	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP, incorporated by reference to Exhibit 5.1 to this Registration Statement.

Exhibit No.	Description

24.1	Power of Attorney (incorporated by reference to the signature page of this Registration Statement)
Item 17. Undertakings
          (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
· Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on June 18, 2009.

AKORN, INC.
By:	/s/ Raj Rai
Raj Rai
Interim Chief Executive Officer

          We, the undersigned officers and directors of Akorn, Inc., hereby severally constitute and appoint Raj Rai as our true and lawful attorneys-in-fact, with full power to him, to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-3 including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Akorn, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact to said Registration Statement and any and all amendments thereto.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RAJ RAI Raj Rai	Interim Chief Executive Officer (Principal Executive Officer)	June 18, 2009

/s/ TIMOTHY A. DICK Timothy A. Dick	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 18, 2009

/s/ DR. JOHN N. KAPOOR Dr. John Kapoor	Board Chairman and Director	June 18, 2009

/s/ JERRY N. ELLIS Jerry N. Ellis	Director	June 18, 2009

/s/ JERRY TREPPEL Jerry Treppel	Director	June 18, 2009

/s/ RONALD M. JOHNSON Ronald M. Johnson	Director	June 18, 2009

/s/ DR. SUBHASH KAPRE Dr. Subhash Kapre	Director	June 18, 2009

/s/ RANDALL J. WALL Randall Wall	Director	June 18, 2009